FORM 3
                     UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION          _____________________
                 WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                     |_____________________|
                  INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
           BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                     |   DECEMBER 31, 2001 |
       Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,            |BURDEN HOURS         |
        Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
          Holding Company Act of 1935                |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ___________________________________________________________________________
 1.  Name and Address of Reporting Person

       Landry's Seafood Restaurants, Inc.
     _______________________________________________________________________
          (Last)                      (First)                    (Middle)

         1400 Post Oak Blvd., Suite 1010
     _______________________________________________________________________
                                   (Street)

       Houston,                     Texas                         77056
     _______________________________________________________________________
        (City)                      (State)                      (Zip)

 ____________________________________________________________________________
 2.  Date of Event Requiring Statement (Month/Day/Year)

       February 9, 2000
 ____________________________________________________________________________
 3.  I.R.S. Identification Number of Reporting Person, if an entity
     (voluntary)

       74-0405386
 ____________________________________________________________________________
 4.  Issuer Name and Ticker or Trading Symbol

       Rainforest Cafe, Inc. (RAIN)
 ____________________________________________________________________________
 5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     (  ) Director
     ( X) 10% Owner
     (  ) Officer (give title below)
     (  ) Other (specify title below)
      _____________________________________
 ____________________________________________________________________________
 6.  If Amendment, Date of Original (Month/Day/Year)

 ____________________________________________________________________________
 7.  Individual or Joint/Group Filing (Check Applicable Line)
      X Form filed by One Reporting Person
        Form filed by More than One Reporting Person

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 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ____________________________________________________________________________
 |1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
 |   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
 |                    |   Beneficially|   (D) or      |   Beneficial       |
 |                    |   Owned       |   Indirect (I)|   Ownership        |
 |                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
 |____________________|_______________|_______________|____________________|



   Common stock          100 shares      Direct         Not applicable


   Common stock        No securities
                       beneficially owned.
                       See FN(1)



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 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ____________________________________________________________________________
 1. Title of Derivative Security (Instr. 4)

 ____________________________________________________________________________
 2. Date Exercisable and Expiration Date (Month/Day/Year)
      ________________________                  _________________________
          Date Exercisable                            Expiration Date
 ____________________________________________________________________________
 3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
    ________________________________        _______________________________
                Title                          Amount or Number of Shares
 ____________________________________________________________________________
 4. Conversion or Exercise Price of Derivative Security

 ____________________________________________________________________________
 5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
    (Instr. 5)

 ____________________________________________________________________________
 6. Nature of Indirect Beneficial Ownership (Instr. 5)


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    EXPLANATION OF RESPONSES:

    FN(1) Landry's Seafood Restaurants, Inc. ("Landry's") may be deemed to be the beneficial owner of more than 10% of the common stock of Rainforest Cafe, Inc. due to its power to vote certain shares; provided, however, that Landry's expressly disclaims beneficial ownership of such shares. Additionally, Landry's disclaims any pecuniary interest in such shares.




    LANDRY'S SEAFOOD RESTAURANTS, INC.


     /s/ Steven L. Scheinthal                       February 18, 2000
    -----------------------------------             --------------------
    **  SIGNATURE OF REPORTING PERSON                      DATE
     By: Steven L. Scheinthal
     Title: Vice President, General Counsel
            and Secretary
 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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